Exhibit 10.14

EMPLOYMENT AGREEMENT

between

Walter J. Bennett

and

ACCESS MIDSTREAM PARTNERS GP, L.L.C.

Effective January 1, 2013

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of January 1, 2013 (the "Effective Date"), between ACCESS MIDSTREAM PARTNERS GP, L.L.C, a Delaware limited liability company (the "Company"), and Walter J. Bennett, an individual (the "Executive").

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Executive and the Executive desires to make the Executive's services available to the Company.

NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and the Executive agree as follows, effective as of the Effective Date:

1.	Employment. The Company hereby employs the Executive and the Executive hereby accepts such employment subject to the terms and conditions contained in this Agreement.
2.

Executive's Duties. The Executive is employed on a full-time basis. Throughout the term of this Agreement, the Executive will use the Executive's best efforts and due diligence to assist the Company in achieving the most profitable operation of the Company and the Company's Affiliates (as defined in paragraph 6.1.1) consistent with developing and maintaining a quality business operation. The Executive shall also devote all of the Executive's working time, attention and energies to the performance of the Executive's duties and responsibilities under this Agreement.

2.1

Specific Duties. The Executive will serve as Vice President - Operations, of the Company (or any successor entity thereto), or any entity to which substantially all of the Company's assets are transferred or contributed, and in such positions as are mutually agreed upon by the parties. The Executive shall perform all of the duties required to fully and faithfully execute the office and position to which the Executive is appointed, and such other duties as may be reasonably requested by the Executive's supervisor. During the term of this Agreement, the Executive may be nominated for election or appointed to serve as a director or officer of any of the Company's Affiliates as determined in such Affiliates' Board of Directors' sole discretion. On behalf of the Company, the services of the Executive will be requested and directed by the Chief Executive Officer of the Company.

2.2

Rules and Regulations. The Company has issued various policies and procedures applicable to employees and the Executive including an Employment Policies Manual which sets forth the general human resources policies of the Company and addresses frequently asked questions regarding the Company. The Executive agrees to comply with such policies and procedures except to the extent inconsistent with this Agreement. Such policies and procedures may be changed or adopted in the sole discretion of the Company without advance notice.

3.

Other Activities. Except as provided in this Agreement or approved by the board of directors of the Company (the "Board"), in writing, the Executive agrees not to: (a) engage in other business activities independent of the Company or its Affiliates; (b) serve as an officer, director, partner, member, principal, employee, agent, representative, consultant or independent contractor of any entity or firm other than the Company or its Affiliates; or (c) directly or indirectly own, manage, operate, control or participate in the ownership, management, operation or control of, or have any interest, financial or otherwise, in any Midstream Gas Gathering and Processing Business other than on behalf of the Company and its Affiliates. For purposes of this Agreement, the term "Midstream Gas Gathering and Processing Business" means any business (i) involving the gathering, compressing, dehydrating, processing, treating, fractionating, marketing and transporting natural gas and/or natural gas liquids or (ii) engaged in by the Company and its Affiliates now or at any time during the term hereof. The foregoing will not prohibit ownership of publicly traded securities or service as an officer or director of a not-for-profit organization. If the Executive serves as a director or officer of a not-for-profit organization, the Executive shall disclose the name of the organization and his involvement in an annual disclosure statement, the form of which shall be provided by the Company.

4.

Executive's Compensation. The Company agrees to compensate the Executive as indicated on Exhibit 4 to this Agreement. Base Salary, as defined in Exhibit 4, will be paid to the Executive in regular installments based on the payroll frequency designated by the Company during the term of this Agreement. Any bonus compensation is subject to the requirement that the Executive be an active full-time employee of the Company on the bonus payment date selected by the Company and will be at the absolute discretion of the

Company in such amounts and at such times as the Board may determine. The Executive recognizes and acknowledges that the award of bonuses is not guaranteed or promised in any way. Additionally, in the event the Executive resigns employment, the Executive shall not be eligible for any bonus compensation that may have otherwise been payable after such initial notice of resignation. Any restricted stock or other awards granted by Access Midstream Partners, L.P. (the “MLP”) to the Executive from the Company's various equity compensation plans will be subject to the terms and conditions thereof and the applicable award agreement.

4.1

Benefits. The Company will provide the Executive such retirement benefits, reimbursement of reasonable expenditures for dues, travel and entertainment and such other benefits as are customarily provided to similarly situated employees of the Company and as are set forth in and governed by the Company's Employment Policies Manual. The Company will also provide the Executive the opportunity to apply for coverage under the Company's medical, life and disability plans, if any. If the Executive is accepted for coverage under such plans, the Company will make such coverage available to the Executive on the same terms as is customarily provided by the Company to the plan participants as modified from time to time. The Executive is subject to all of the terms and provisions of the Company's benefit plans or policies. Exhibit 4 to this Agreement describes specific benefits that will also be provided to the Executive at the expense of the Company. The following specific benefits will also be provided to the Executive at the expense of the Company:

4.1.1

PTO. The Executive will be entitled to 176 hours of Paid Time Off ("PTO") annually, calculated from the Executive's anniversary date, during the term of this Agreement. No additional compensation will be paid for failure to take PTO.

5.

Term. Unless this Agreement is terminated pursuant to the terms of paragraph 6 below, this Agreement will extend for a term of sixty (60) months commencing on the Effective Date, and ending on December 31, 2017 (the "Expiration Date").

6.	Termination.
6.1	Termination by Company. The Company will have the following rights to terminate this Agreement:
6.1.1

Termination without Cause. The Company may terminate the Executive’s employment without Cause at any time by the service of written notice of termination to the Executive specifying an effective date of such termination (the "Termination Date") not sooner than thirty (30) business days after the date of such notice. In the event of elimination of the Executive's job position or material reduction in duties and/or reassignment of the Executive to a new position of materially less authority or material reduction in Base Salary (collectively referred to as the "Good Reason Conditions"), the Executive may terminate the Executive’s employment if the Executive provides notice to the Company within ninety (90) days of the initial existence of the Good Reason Condition and a thirty (30) day period for the Company to cure the Good Reason Condition. If the Company fails to cure the Good Reason Condition within the thirty (30) day cure period, the Executive may terminate this Agreement within thirty (30) days following the expiration of the cure period and it will be deemed to be a termination without Cause. (The "Termination Date" in the event of a termination by the Executive in connection with Good Reason Condition(s) shall be the date specified in the Executive's notice, which may be no earlier than thirty (30) days following the delivery by the Executive of such notice.) In the event the Executive is terminated without Cause, the Executive will receive as termination compensation within thirty (30) days of the Termination Date: (a) twenty-six (26) weeks of Base Salary in a lump sum payment (or, in the event such termination occurs within two (2) years after a Change in Control (as defined below), twenty-six (26) weeks of Base Salary plus the most recent actual bonus (excluding signing bonuses) paid to the Executive during the twelve (12) calendar months preceding the Change in Control  (or, if the Executive’s most recent annual bonus was paid semi-annually, then the two most recent semi-annual bonuses paid to the Executive during the twelve (12) calendar months preceding the Change in Control)) and (b) payment of any vacation pay accrued but unused through the Termination Date.

The right to the foregoing termination compensation under clause (a) above is subject to the Executive's execution, on or before thirty (30) days following the Termination Date, of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company and its Affiliates, and their respective partners, officers, directors, employees, agents and representatives, and the Executive's compliance with all of the provisions of this Agreement, including all post-employment obligations.

For purposes of this Agreement, "Change of Control" means, and shall be deemed to have occurred upon, either of the following events: (a) any "person" or "group" within the meaning of those terms as used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1933,other than Global Infrastructure Management, LLC or an Affiliate thereof or a fund or investment vehicle managed thereby or The Williams Companies, Inc. or its Affiliates (a "Third Party"), shall become the direct or indirect beneficial owner, by way of merger, consolidation, recapitalization, reorganization, purchase or otherwise, of more than 50% of the voting power of the voting securities of the Company or (b) the sale of other disposition, including by way of liquidation, by the MLP or the Company of all or substantially all of its assets, whether in a single or series of related transactions, to one or more Third Parties.Notwithstanding the foregoing, neither the acquisition by Global Infrastructure Management, LLC or an Affiliate  thereof or fund or investment vehicle managed thereby of additional voting power or voting securities held by The Williams Companies, Inc. or its Affiliates, nor the acquisition by The Williams Companies, Inc. or its Affiliates  of additional voting power or voting securities held by Global Infrastructure Management, LLC or an Affiliate thereof or fund or investment vehicle managed thereby shall constitute a “Change of Control” for purposes of clause (a) of the preceding sentence.  Further, for purposes of this Agreement, the following terms have the following respective meanings. "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise and, for the avoidance of doubt, a Person shall be deemed to have control over another person at an ownership level of at least 50%, but control may be established at a lesser percentage ownership under the appropriate circumstances. "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, governmental agency or political subdivision thereof or other entity.

6.1.2

Termination for Cause. The Company may terminate the employment of the Executive hereunder at any time for Cause (as hereinafter defined) (such a termination being referred to in this Agreement as a "Termination For Cause") by giving the Executive written notice of such termination, which shall take effect immediately upon the giving of such notice to the Executive. As used in this Agreement, "Cause" means (a) the Executive's breach or threatened breach of this Agreement; (b) the Executive's neglect of duties or failure to act, other than by reason of disability or death; (c) the misappropriation, fraudulent conduct, or acts of workplace dishonesty by the Executive with respect to the assets or operations of the Company or any of its Affiliates; (d) the Executive's failure to comply with directives from superiors or written company policies; (e) the Executive's personal misconduct which injures the Company and/or reflects poorly on the Company's or its Affiliate's reputation; (f) the Executive's failure to perform the Executive's duties; or (g) the conviction of the Executive for, or a plea of guilty or no contest to, a felony or any crime involving moral turpitude. In the event this Agreement is terminated for Cause, the Company will not have any obligation to provide any further payments or benefits to the Executive after the Termination Date other than any base salary and vacation pay accrued but unused through the Termination Date.

6.2

Termination by the Executive. The Executive may voluntarily terminate the Executive’s employment with or without cause by the service of written notice of such termination to the Company specifying a Termination Date no sooner than thirty (30) days after the date of such notice. The Company reserves the right to end the employment relationship at any time after the notice date and to pay the Executive through the notice date. If this Agreement is terminated by the Executive in accordance with this paragraph, the obligations of the parties will be controlled by paragraph 6.6.

6.3

Incapacity of the Executive. If the Executive suffers from a physical or mental condition which in the reasonable judgment of the Board prevents the Executive in whole or in part from performing the duties specified herein for a period of three (3) consecutive months, the Executive may be terminated. Although the termination may be deemed as a termination for Cause, the Executive will be entitled to receive within thirty (30) days of the Termination Date (a) a payment of twenty-six (26) weeks of Base Salary in a lump sum; and (b) payment of any vacation pay accrued but unused through the Termination Date. Notwithstanding the foregoing, the amount payable under clause (a) above will be reduced by any benefits payable under any disability plans provided by the Company. The right to the foregoing compensation due under clause (a) above is subject to the execution by the Executive or the Executive's legal representative, on or before thirty (30) days following the Termination Date, of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company and its Affiliates, and their respective partners, officers, directors, employees, agents and representatives, and the Executive's compliance with all of the provisions of this Agreement, including all post-employment obligations.In applying this paragraph, the Company will comply with any applicable legal requirements, including the Americans with Disabilities Act.

6.4

Death of the Executive. If the Executive dies during the term of this Agreement, this Agreement shall automatically terminate without compensation except the Company will: (a) pay fifty-two (52) weeks of Base Salary in a single lump sum payment within ninety (90) days of the date of the Executive's death; and (b) pay any vacation pay accrued but unused through the Termination Date. Amounts payable under this paragraph 6.4 shall be paid to the beneficiary designated on the Company's universal beneficiary designation form in effect on the date of the Executive's death. If the Executive fails to designate a beneficiary or if such designation is ineffective, in whole or in part, any payment that would otherwise have been paid under this paragraph 6.4 shall be paid to the Executive's estate. The right to the foregoing compensation due under clause (a) above is subject to the execution by the beneficiary, or as applicable, the administrator of the Executive's estate, within ninety (90) days of the Executive's death, of the Company's severance agreement which will operate as a release of all legally waivable claims against the Company and its Affiliates, and their respective partners, officers, directors, employees, agents and representatives.

6.5

Expiration. If this Agreement is not terminated pursuant to any of the preceding provisions of paragraph 6 or extended by mutual written agreement of the parties prior to the Expiration Date, this Agreement and the Executive's employment will end and Company will have no further obligation to provide any further payments or benefits to the Executive after the Expiration Date other than any vacation pay accrued but unused through the Expiration Date.  Notwithstanding anything contained herein, in no event shall a termination of the Executive’s employment by reason of the expiration of the Employment Term or the Company’s election not to renew the Employment Term constitute a Good Reason Condition or a termination of the Executive’s employment by the Company without Cause.

6.6

Effect of Termination or Expiration. The termination or expiration of this Agreement will terminate all obligations of the Executive to render services on behalf of the Company from and after the Termination Date or Expiration Date, provided that the Executive will maintain the confidentiality of all information acquired by the Executive during the term of the Executive's employment in accordance with paragraph 7 of this Agreement and the Executive shall comply with all other post-employment requirements including, without limitation, paragraphs 7, 8, 9, 10, 11, 12 and 13. Except as otherwise provided in paragraph 6 of this Agreement and payment of any vacation pay accrued but unused through the Termination Date, no accrued bonus, severance pay or other form of compensation will be payable by the Company to the Executive by reason of the termination of this Agreement. All keys, entry cards, credit cards, files, records, financial information, furniture, furnishings, equipment, supplies and other items relating to the Company or its Affiliates in the Executive's possession will remain the property of the Company or its Affiliate who provided such items, as applicable. The Executive will have the right to retain and remove all personal property and effects which are owned by the Executive and located in the offices of the Company or its Affiliates at a time determined by the Company. All such personal items will be removed from such offices no later than two (2) days after the Termination Date or Expiration Date, and the Company is hereby authorized to discard any items remaining and to reassign the Executive's office space after such date. Prior to the Termination Date or Expiration Date, the Executive will render such services to the Company as might be reasonably required to provide for the orderly termination of the Executive's employment. Notwithstanding the foregoing and without discharging any obligations to pay compensation to the Executive under this Agreement, after notice of the Termination, the Company may request that the Executive not provide any other services to the Company and not enter the Company's premises before or after the Termination Date. In the event that the Executive separates employment with the Company, the Executive hereby grants consent to notification by the Company to the Executive's new employer about the Executive's rights and obligations under this Agreement. Upon such termination of employment, the Executive further agrees to acknowledge compliance with this Agreement in a form reasonably provided by the Company.

7.

Confidentiality. The Executive recognizes that the nature of the Executive's services are such that the Executive will have access to information which constitutes trade secrets, is of a confidential nature, is of great value to the Company and/or is the foundation on which the business of the Company is predicated.

The Executive also acknowledges that, during the course of employment, the Executive may have personal contact and conduct business with the customers, suppliers and accounts of the Company. The Executive agrees not to disclose to any person other than authorized executives of the Company or the Company's legal counsel nor use for any purpose, other than the performance of this Agreement, any confidential information ("Confidential Information"). Confidential Information includes data or material (regardless of form) which is: (a) a trade secret (a trade secret shall include any formula, pattern, device or compilation of information used by the Company in its business); (b) provided, disclosed or delivered to the Executive by the Company, any officer, director, employee, agent, attorney, accountant, consultant, or other person or entity employed by the Company in any capacity, any customer, borrower or business associate of the Company or any public authority having jurisdiction over the Company of any business activity conducted by the Company; or (c) produced, developed, obtained or prepared by or on behalf of the Executive or the Company (whether or not such information was developed in the performance of this Agreement) with respect to the Company or any assets oil and gas prospects, business activities, officers, directors, executives, borrowers or customers of the foregoing. The Executive acknowledges that the Executive will obtain unique benefits from employment and the provisions contained in this Agreement are reasonably necessary to protect the Company’s legitimate business interests. On request by the Company, the Company will be entitled to the return of any Confidential Information in the possession of the Executive. The Executive also agrees that the provisions of this paragraph 7 will survive the termination, expiration or cancellation of this Agreement for any reason. The Executive will deliver to the Company all originals and copies of the documents or materials containing Confidential Information. For purposes of paragraphs 7, 8, 9, 10, 11 and 12 of this Agreement, the term "the Company" expressly includes any of the Company's Affiliates.

8.

Non-Solicitation. The Executive agrees that during his/her employment hereunder, and for the one (1) year period immediately following the separation of employment for any reason, the Executive shall not solicit or contact any established client or customer of the Company with a view to inducing or encouraging such established client or customer to discontinue or curtail any business relationship with the Company.The Executive further agrees that the Executive will not request or advise any established clients, customers or suppliers of the Company to withdraw, curtail or cancel its business with the Company. Notwithstanding the foregoing, this paragraph 8 shall not preclude or restrict the Executive from engaging in any such activities in connection with his performance of services for the Company, the MLP or their Affiliates or undertaken for the benefit of such persons (whether prior to, during, or after his employment with the Company), and the Executive's engaging in such activities shall not violate the terms of this Agreement.

9.

Non-Solicitation of Employees. The Executive covenants that during the term of employment and for the one (1) year period immediately following the separation of employment for any reason, the Executive will neither directly nor indirectly induce nor attempt to induce any executive or employee of the Company to terminate his or her employment to go to work for any other company. Notwithstanding the foregoing, this paragraph 9 shall not preclude or restrict the Executive from engaging, with the Company's consent, in any such activities in connection with his performance of services for the Company, the MLP or their Affiliates or undertaken for the benefit of such persons (whether prior to, during, or after his employment with the Company), and the Executive's engaging in such activities with the Company's consent shall not violate the terms of this Agreement.

10.

Reasonableness. The Company and the Executive have attempted to specify a reasonable period of time and reasonable restrictions to which the provisions of paragraphs 8 and 9 of this Agreement shall apply. The Company and the Executive agree that if a court or administrative body should subsequently determine that the terms of any of paragraphs 8 and 9 of this Agreement are greater than reasonably necessary to protect the Company's interest, the Company agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect the Company's interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.

11.

Equitable Relief. The Executive acknowledges that the services to be rendered by the Executive are of a special, unique, unusual, extraordinary, and intellectual character, which gives them a peculiar value, and the loss of which cannot reasonably or adequately be compensated in damages in an action at law; and that a breach by the Executive of any of the provisions contained in this Agreement will cause the Company irreparable injury and damage. The Executive further acknowledges that the Executive possesses unique skills, knowledge and ability and that any material breach of the provisions of this Agreement would be extremely detrimental to the Company. By reason thereof, the Executive agrees that the Company shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to injunctive and other equitable relief to prevent or curtail any breach of this Agreement by him/her.

12.

Proprietary Matters. The Executive expressly understands and agrees that any and all improvements, inventions, discoveries, processes, know-how or intellectual property that are generated or conceived by the Executive during the term of this Agreement, whether generated or conceived during the Executive's regular working hours or otherwise, will be the sole and exclusive property of the Company. Whenever requested by the Company (either during the term of this Agreement or thereafter), the Executive will assign or execute any and all applications, assignments and or other instruments and do all things which the Company deems necessary or appropriate in order to permit the Company to: (a) assign and convey or otherwise make available to the Company the sole and exclusive right, title, and interest in and to said improvements, inventions, discoveries, processes, know- how, applications, patents, copyrights, trade names or trademarks; or (b) apply for, obtain, maintain, enforce and defend patents, copyrights, trade names, or trademarks of the United States or of foreign countries for said improvements, inventions, discoveries, processes or know-how. However, the improvements, inventions, discoveries, processes or know-how generated or conceived by the Executive and referred to above (except as they may be included in the patents, copyrights or registered trade names or trademarks of the Company, or corporations, partnerships or other entities which may be affiliated with the Company) shall not be exclusive property of the Company at any time after having been disclosed or revealed or have otherwise become available to the public or to a third party on a non-confidential basis other than by a breach of this Agreement, or after they have been independently developed or discussed without a breach of this Agreement by a third party who has no obligation to the Company or its Affiliates. The foregoing will not prohibit any activities which are expressly permitted by the under paragraph 3 of this Agreement during the term of this Agreement.

13.

Arbitration. Any disputes, claims or controversies between the Company and the Executive including, but not limited to those arising out of or related to this Agreement or out of the parties' employment relationship, shall be settled by arbitration as provided herein. This agreement shall survive the termination or rescission of this Agreement. All arbitration shall be in accordance with Rules of the American Arbitration Association, including discovery, and shall be undertaken pursuant to the Federal Arbitration Act. Arbitration will be held in Oklahoma City, Oklahoma unless the parties mutually agree to another location. The decision of the arbitrator will be enforceable in any court of competent jurisdiction. The parties, however, agree that the Company shall be entitled to obtain injunctive or other equitable relief to enforce the provisions of this Agreement in a court of competent jurisdiction.The parties further agree that this arbitration provision is not only applicable to the Company but its Affiliates, officers, directors, employees and related parties.

14.	Miscellaneous. The parties further agree as follows:
14.1	Time. Time is of the essence of each provision of this Agreement.
14.2

Notices. Any notice, payment, demand or communication required or permitted to be given by any provision of this Agreement will be in writing and will be deemed to have been given when delivered personally or by telefacsimile to the party designated to receive such notice, or on the date following the day sent by overnight courier, or on the third (3rd) business day after the same is sent by certified mail, postage and charges prepaid, directed to the following address or to such other or additional addresses as any party might designate by written notice to the other party:

To the Company:

Access Midstream Partners GP, L.L.C.

6100 N. Western Ave.

Oklahoma City, OK 73118

Attn:  Cheri Shepard

Fax:  405-849-3901

With a Copy to:

Global Infrastructure Management, LLC

12 East 49th Street

38th Floor

New York, New York 10017

Attn:  Will Brilliant

Fax:  (646) 282-1580

With a Copy to:

Global Infrastructure Management UK Limited

Cardinal Place, 80 Victoria Street

London SW1E5JL

United Kingdom

Attn:  Joseph Blum

Fax:  +44 207 798 0530

To the Executive:

Walter J. Bennett

3441 NW 172nd Ter

Edmond, OK 73012-7098

14.3

Assignment. Neither this Agreement nor any of the parties' rights or obligations hereunder can be transferred or assigned without the prior written consent of the other parties to this Agreement; provided, however, that the Company may assign this Agreement to any wholly-owned direct or indirect subsidiary of the Company or the MLP without the Executive's consent as well as to any purchaser of the Company. Notwithstanding the foregoing, without the consent of the Board, the Company may not assign this Agreement to any Affiliate of the Company that is not a wholly owned direct or indirect subsidiary of the Company or the MLP or another entity that provides services to the Company or the MLP.

14.4

Construction. If any provision of this Agreement or the application thereof to any person or circumstances is determined, to any extent, to be invalid or unenforceable, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which the same is held invalid or unenforceable, will not be affected thereby, and each term and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law. Except as provided for in paragraph 13, this Agreement is intended to be interpreted, construed and enforced in accordance with the laws of the State of Oklahoma.

14.5

Entire Agreement. This Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual constitute the entire agreement between the parties hereto with respect to the subject matter herein contained, and no modification hereof will be effective unless made by a supplemental written agreement executed by all of the parties hereto. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto respecting the employment of the Executive by the Company.

14.6

Binding Effect. This Agreement will be binding on the parties and their respective successors, legal representatives and permitted assigns. In the event of a merger, consolidation, combination, dissolution or liquidation of the Company, the performance of this Agreement will be assumed by any entity which succeeds to or is transferred the business of the Company as a result thereof, and the Executive waives the consent requirement of paragraph 14.3 to effect such assumption.

14.7

Supersession. On execution of this Agreement by the Company and the Executive, the relationship between the Company and the Executive will be bound by the terms of this Agreement, any documents executed in connection with this Agreement, any documents specifically referred to in this Agreement and the Employment Policies Manual. In the event of a conflict between the Employment Policies Manual and this Agreement, this Agreement will control in all respects.

14.8

Third-Party Beneficiaries. The Company's Affiliates (specifically including the MLP) are beneficiaries of all terms and provisions of this Agreement and entitled to all rights hereunder. The Executive and the Company expressly intend that the MLP shall be an intended third party beneficiary and shall have standing to enforce all of the provisions of this Agreement as if it were a party hereto. For the avoidance of doubt, the right to terminate the Executive's employment may be exercised only by the Company, subject to paragraph 6.7.

14.9

Section 409A. This Agreement is intended to comply with or be exempt from Internal Revenue Code Section 409A and related U.S. Treasury regulations or pronouncements ("Section 409A") and any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Section 409A. Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed on his Termination Date to be a "specified employee" within the meaning of that term under Section 409A(a)(2)(B) of the Internal Revenue Code, then the payments and benefits under this Agreement that are subject to Section 409A and paid by reason of a termination of employment shall be made or provided (subject to the last sentence hereof) on the later of (a) the payment date set forth in this Agreement or (b) the date that is the earliest of (i) the expiration of the six-month period measured from the date of the Executive's termination of employment or (ii) the date of the Executive's death (the "Delay Period"). Payments subject to the Delay Period shall be paid to the Executive without interest for such delay in payment. To the extent required to comply with Section 409A, references to a “resignation,” “termination” “termination of employment” or like terms throughout this Agreement shall be interpreted consistent with the meaning of “separation from service” under Section 409A.

[Signatures on following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective the date first above written.

COMPANY ACCESS MIDSTREAM PARTNERS GP, L.L.C.

By:	/s/ Regina L. Gregory
Name:	Regina L. Gregory
Title:	Vice President – Legal & General Counsel

EXECUTIVE Walter J. Bennett

By:	/s/ Walter J. Bennett

EXHIBIT 4

TO EMPLOYMENT AGREEMENT OF

Walter J. Bennett

1.

Base Salary. Initially, an annual rate of not less than $285,000 increasing to not less than $300,000 not later than January 1, 2013 assuming the Executive's continued employment with the Company at the time of that increase. The Company reserves the right to extend the effective date(s) of the salary increase(s) stated herein based on the Executive's performance and/or time missed from work due to certain leaves of absence.

The Executive shall be eligible to receive a target annual salary for 2014 equal to $325,000.  Any additional amount of such 2014 annual salary that the Company determines to pay to the Executive shall be paid not later than January 31, 2014, provided that the Executive is an active full-time employee of the Company on the increase date.

2.

Bonus Compensation. The Company may periodically pay bonus compensation to the Executive. Any bonus compensation is subject to the requirement that the Executive be an active full-time employee of the Company on the bonus payment date selected by the Company, and will be at the absolute discretion of the Company in such amounts and at such times as the Board may determine.  The Executive recognizes and acknowledges that the award of bonuses is not guaranteed or promised in any way and that the payment of any bonus compensation shall be contingent upon the achievement of performance objectives, in each case, as determined in the discretion of the Company, with the approval of the Board.  Additionally, in the event the Executive resigns employment, the Executive shall not be eligible for any bonus compensation that may have otherwise been payable after such initial notice of resignation.

The Executive shall be eligible to receive a target annual bonus for 2013 equal to $125,000.  The Executive was paid $75,000 of the $125,000 targeted 2013 annual bonus on January 18, 2013.  Any additional amount of such 2013 annual bonus that the Company determines to pay to the Executive shall be paid not later than January 31, 2013, provided that the Executive is an active full-time employee of the Company on the payment date.

The Executive shall be eligible to receive a target annual bonus for 2014 equal to $150,000.  Any additional amount of such 2014 annual bonus that the Company determines to pay to the Executive shall be paid not later than January 31, 2014, provided that the Executive is an active full-time employee of the Company on the payment date.

The Executive shall be eligible to receive a target annual bonus for 2015 equal to $175,000.  Any additional amount of such 2015 annual bonus that the Company determines to pay to the Executive shall be paid not later than January 31, 2015, provided that the Executive is an active full-time employee of the Company on the payment date.

Any bonus compensation that the Company determines to pay to the Executive shall be paid by separate check apart from the Executive’s Base Salary described above in paragraph 1, net of standard, appropriate employment-related deductions (including federal income tax at the applicable supplemental tax withholding rate), under the appropriate Internal Revenue Service (“IRS”) guidelines, and applicable state and payroll taxes.

3.

Equity Compensation. In addition to the compensation set forth in paragraphs 1 and 2 of this Exhibit 4, the Executive may periodically receive grants of Access Midstream Partners, L.P. restricted units or other awards under the Access Midstream Long Term Incentive Plan (the "LTIP"). In order to be eligible for any equity compensation awards, the Executive must be an active full-time employee of the Company on the equity grant dates. Further, the terms and provisions of the equity compensation plans control and direct the terms and conditions of such awards and any conflict between this Agreement and the equity compensation plans will be resolved in favor of the terms and provisions of the equity compensation plans and any applicable award agreements that the Executive may be issued.

The Executive shall be eligible to receive a target annual equity grant for 2013 equal to $125,000.  The Executive was paid $105,000 of the $125,000 targeted 2013 annual equity grant on January 2, 2013.  Any additional amount of such 2013 annual equity grant that the Company determines to grant to the Executive shall be granted not later than January 31, 2013, provided that the Executive is an active full-time employee of the Company on the grant date.

The Executive shall be eligible to receive a target annual equity grant for 2014 equal to $150,000.  Any additional amount of such 2014 annual equity grant that the Company determines to grant to the Executive shall be granted not later than January 31, 2014, provided that the Executive is an active full-time employee of the Company on the grant date.

The Executive shall be eligible to receive a target annual equity grant for 2015 equal to $175,000.  Any additional amount of such 2015 annual equity grant that the Company determines to grant to the Executive shall be granted not later than January 31, 2015, provided that the Executive is an active full-time employee of the Company on the grant date.